Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (No. 333-220513; No. 333-163211; No. 333-185286; and No. 333-217367) on Form S-3, and the registration statements (No. 333-132016; No. 333-105336; No. 333-86164; and No. 333-160073) on Form S-8 of TD Ameritrade Holding Corporation of our report dated April 27, 2017 related to the carve-out combined financial statements of Scottrade Financial as of and for the year ended September 30, 2016, which report appears in the Current Report on Form 8-K/A of TD Ameritrade Holding Corporation dated November 17, 2017 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Saint Louis, Missouri

November 17, 2017